Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-173807) pertaining to the Tesoro Logistics LP 2011 Long-Term Incentive Plan

2)
Registration Statement (Form S-3 No. 333-206168) of Tesoro Logistics LP authorizing the continuous issuance of common units representing limited partner interests having an aggregate gross sales price of up to $750 million

3)	Registration Statement (Form S-3 No. 333-211863) of Tesoro Logistics LP

4)	Registration Statement (Form S-8 No. 333-214395) pertaining to the Tesoro Logistics LP 2011 Long-Term Incentive Plan

5)	Registration Statement (Form S-8 No. 333-221229) pertaining to the Western Refining Logistics, LP 2013 Long-Term Incentive Plan

6)
Registration Statement (Form S-3 No. 333-221549) of Andeavor Logistics LP for the registration of common units representing limited partner interests, senior debt securities and subsidiary guarantees of senior debt securities of our reports dated February 21, 2018, with respect to the consolidated financial statements of Andeavor Logistics LP, and the effectiveness of internal controls over financial reporting of Andeavor Logistics LP, included in this Annual Report (Form 10-K) of Andeavor Logistics LP for the year ended December 31, 2017.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
February 21, 2018